EXHIBIT 21

LIST OF SUBSIDIARIES

Symyx Solutions, Inc. (formerly Symyx Software, Inc.), incorporated in Oregon and doing business under such name.

Symyx Technologies International, Inc., incorporated in Delaware and doing business under such name.

Symyx Technologies (France) SARL, incorporated in France and doing business under such name.

Symyx Technologies (Germany) GmbH, incorporated in Germany and doing business under such name.

Symyx Technologies (UK) Ltd, incorporated in United Kingdom and doing business under such name.

Symyx Technologies Japan K.K., incorporated in Japan and doing business under such name.

Symyx Technologies Europa AG, incorporated in Switzerland and doing business under such name.

Symyx Technologies (Sweden) AB, incorporated in Sweden and doing business under such name.